U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2006

GREAT CHINA INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

0-23015
(Commission File No.)

Nevada	87-0450232
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

C Site 25-26F Presidential Building, No. 69 Heping North Street
Heping District, Shenyang 110003, Peoples Republic of China
(Address of principal executive offices)

0086-24-2281388
(Registrant’s telephone number)

Not applicable
(Former Name or Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet arrangement of a Registrant

Effective July 3, 2006, Shenyang Jitian Property Co., Ltd., (“Jitian”), an indirect wholly-owned subsidiary of Great China International Holdings, Inc. (the “Company”), entered into a loan agreement (the “Loan Agreement”) with Shenyang City Commercial Bank (Holdings) Co., Ltd. (the “Bank”) whereby the Bank agreed to loan up to RMB 550,000,000, or approximately US$68.7 million (the “Loan”), to Jitian for use in connection with the Company’s acquisition of the Chessboard Mountain Project (the “Property”), a parcel of approximately 420,317 square meters of land designated for residential and commercial development in Chessboard Mountain International Tourism Development District in Shenyang City, China. The Company’s winning bid for the Property was announced in its Current Report on Form 8-K dated February 27, 2006. A copy of an English translation of the Loan Agreement is filed herewith as Exhibit 10.1.

The Loan Agreement has a term of three (3) years, commencing July 3, 2006, and any amounts advanced thereunder shall bear interest at a rate of 6.633% and shall be required to be repaid by the end of the term of the Loan Agreement. Under the Loan Agreement, the Bank is entitled, in the event of certain events of default enumerated therein, to adjust the Loan amount under the agreement or to cancel the agreement and declare any amounts advanced thereunder due and owing. Shenyang Maryland International Industry Co., Ltd., a subsidiary of the Company, has agreed to guarantee all amounts owing by Jitian under the Loan Agreement, and Jitian has mortgaged its title to the Property to the Bank as security for performance of its obligations under the Loan Agreement. Copies of English translations of Shenyang Maryland’s Guarantee and Jitian’s mortgage agreement are filed herewith as Exhibits 10.2 and 10.3, respectively.

In further consideration for the extension of the Loan, Jitian entered into a “Creditor’s Right Transfer Agreement” with Hainan Hexing Industry Co., Ltd. (“Hexing”), an unrelated third party, whereby Jitian, in exchange for the payment of RMB 100 million (approximately US$12.5 million) out of proceeds of the Loan, purchased certain creditors rights of Hexing to another unrelated entity, Shenyang Night Musical Palace. A copy of the English translation of the Creditor’s Right Transfer Agreement is filed herewith as Exhibit 10.4.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective July 1, 2006, Jiang Peng and Li Guang Hua resigned as directors of the Company, and Chen Jin Rong and Wang Jian Guo were appointed to fill the vacancies created by these resignations. Ms. Chen is an associate professor at the Executive Education Center, School of Economics & Management, Tsinghua University, Beijing, China, where she specializes in research, teaching and consulting in the fields of corporate finance, financial reports analysis for public companies, capital operation and corporate organization and control. Mr. Wang is an architect and is currently employed as Technology Director of Shenyang Jinmao Building Real Estate Co., Ltd. in Shenyang, China.

There are no agreements or understandings between the new directors and any other person pursuant to which they were appointed to the Board, and neither person is a party to any transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits

Copies of English translations of the following documents are included as exhibits to this report.

Exhibit No.	Description of Document

10.1	Loan Agreement dated July 3, 2006 between Shenyang City Commercial Bank and Shenyang Jitian Property Co., Ltd.

10.2	Loan Guarantee Agreement dated July 3, 2006 between Shenyang City Commercial Bank, Shenyang Maryland International Industry Co., Ltd., and Shenyang Jitian Property Co.,

10.3	Pledge (Mortgage) Agreement dated July 3, 2006 between Shenyang City Commercial Bank and Shenyang Jitian Property Co., Ltd.

10.4	Creditor’s Right Transfer Agreement dated effective May 18, 2006 between Hainan Hexing Industry Co., Ltd. and Shenyang Jitian Property Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great China International Holdings, Inc.

Date: July 10, 2006	By:	/s/ Deng Zhi Ren
Deng Zhi Ren, Chief Executive Officer